Exhibit 99.1

The Mosaic Company 3033 Campus Drive, Suite E490 Plymouth, MN 55441 www.mosaicco.com
FOR IMMEDIATE RELEASE

Media Ben Pratt The Mosaic Company 763-577-6102 ben.pratt@mosaicco.com	Investors Laura Gagnon The Mosaic Company 763-577-8213 investor@mosaicco.com

THE MOSAIC COMPANY REPORTS FOURTH QUARTER AND
FULL-YEAR 2014 RESULTS
PLYMOUTH, MN, February 11, 2015 - The Mosaic Company (NYSE: MOS) today reported fourth quarter 2014 net earnings of $361 million, compared to $129 million in the fourth quarter of 2013. Earnings per diluted share were $0.97 in the quarter compared to $0.30 last year. Notable items positively impacted earnings per share by $0.10, including a discrete tax benefit. Mosaic’s net sales in the fourth quarter of 2014 were $2.4 billion, up from $2.2 billion last year. Operating earnings during the quarter were $365 million, up from $179 million a year ago, driven by higher prices in the Phosphates segment, and higher sales volumes combined with lower operating costs in the Potash segment.
“While we expected strong fourth-quarter results, demand exceeded our expectations as customers came to the market in force, seeking to replenish empty inventories ahead of an expected strong spring application season in North America,” said Jim Prokopanko, President and Chief Executive Officer. “2014 was a year of transformation for Mosaic. We grew and rebalanced our business portfolio, optimized our balance sheet, and worked to assure Mosaic remains a low-cost producer.”
Cash flow provided by operating activities in the fourth quarter of 2014 was $382 million compared to $503 million in the prior year. Capital expenditures plus investments in Wa’ad Al Shamal Phosphate Company (also known as the Ma’aden joint venture) totaled $254 million in the quarter. Mosaic’s total cash and cash equivalents were $2.4 billion and long-term debt was $3.8 billion as of December 31, 2014.

Full-Year 2014 Results (unaudited)
For the twelve months ended December 31, 2014, net income was $1.0 billion, or $2.68 per diluted share, compared to $1.1 billion, or $2.49 per diluted share in 2013. Net sales were $9.1 billion, up from $9.0 billion a year ago. Full-year operating earnings were $1.3 billion, flat with last year, as higher sales volumes for both phosphates and potash, combined with lower potash operating costs, were offset by lower realized potash prices. Full-year selling, general and administrative (SG&A) expenses were $382 million, including charges related to acquisitions and cost savings initiatives of $29 million, compared to $394 million in 2013. Net cash provided by operating activities was $2.3 billion and capital expenditures plus investments in Wa’ad Al Shamal Phosphate Company were $1.1 billion.
Business Highlights - Fourth Quarter 2014

•
Mosaic completed a successful proving run at the Colonsay mine, which exceeded the expansion’s design capacity by over 40 percent. As a result, Colonsay’s peaking capacity increased from 1.8 to 2.5 million tonnes, and Mosaic’s Canpotex entitlement percentage increased from approximately 38.8 to 40.6 percent beginning in January, 2015.

•
The ongoing Esterhazy K3 expansion continues on time and on budget, with both shafts more than 1,700 feet below surface. During the quarter, Mosaic’s Board of Directors approved the additional expansion of K3 to provide the option to transition ore production from Esterhazy’s K1 and K2 shafts to an expanded K3 shaft.

•	The Company completed integration of CF Industries’ phosphates business.

•	Mosaic completed the acquisition of Archer Daniels Midland’s fertilizer distribution business in Brazil and Paraguay.

•	The Company closed on the sale of Argentina assets, discontinued distribution operations in Chile, and ceased MOP production at the Carlsbad, New Mexico, potash mine.

•
Mosaic set a new MicroEssentials® sales record for the fourth quarter and for 2014. Sales in North America grew 14 percent in 2014 over the prior year. The New Wales MicroEssentials® expansion continues on time and on budget.

•	Mosaic set a new safety performance record for the full year 2014, improving on the prior year record performance by over eight percent.

•
In the quarter, Mosaic repurchased 5.9 million shares at an average price of $44.12, resulting in a full year 2014 total of 59.1 million shares or $2.8 billion, at an average price of $46.83 per share. Since the beginning of 2015, the Company repurchased additional 1.7 million in shares.

Phosphates

Phosphates Results	4Q 2014 Actual	4Q 2014 Initial Guidance
Average DAP Selling Price	$448	$430 to $450
Sales Volume	3.3 million tonnes	2.5 to 2.8 million tonnes
Processed Phosphate Production	81% of operational capacity	70-80% of operational capacity

“Our Phosphates business ended the year with robust global shipments and prices strengthened,” Prokopanko said. “Following our production curtailment, raw material prices softened and customers stepped in to buy and we accomplished our goal of not producing high cost inventory ahead of the spring application season. As we look ahead, higher realized prices and lower raw materials costs should bode well for the performance of our Phosphates’ business.”
Net sales in the Phosphates segment were $1.6 billion for the fourth quarter, up four percent compared to last year, as lower sales volumes were more than offset by higher finished product prices. Gross margin was $286 million, or 18 percent of net sales, compared to $188 million, or 12 percent of net sales, for the same period a year ago. The year-over-year change in gross margin rate primarily reflects higher finished product selling prices and lower phosphate rock costs, partially offset by higher ammonia and sulfur costs. Operating earnings were $184 million, up from $96 million in the same quarter last year.
The fourth quarter average DAP selling price, FOB plant, was $448 per tonne, compared to $381 per tonne a year ago. Phosphates segment total sales volumes were 3.3 million tonnes, down from 3.4 million tonnes last year.
Mosaic’s North American finished phosphate production was 2.4 million tonnes, or 81 percent of operational capacity, compared to 2.0 million tonnes, or 81 percent a year ago.
Potash

Potash Results	4Q 2014 Actual	4Q 2014 Initial Guidance
Average MOP Selling Price	$295	$275 to $295
Sales Volume	2.3 million tonnes	2.0 to 2.3 million tonnes
Potash Production	91% of operational capacity	85-90% of operational capacity
“Our Potash business delivered outstanding results, with record production volumes and one of the lowest quarterly cash costs per tonne in Mosaic’s history,” Prokopanko said. “Looking ahead, we expect strong demand to carry into 2015 with low pipeline inventories and constructive farm economics. Mosaic is well positioned for improving industry fundamentals, with expanded low-cost Canadian production more than offsetting our higher-cost Carlsbad MOP operations, which closed during the fourth quarter.”
Net sales in the Potash segment totaled $763 million for the fourth quarter, up from $652 million last year, driven by higher shipment volumes partially offset by a lower average price. Gross margin was $304 million, or 40 percent of net sales, compared to $134 million, or 21 percent of net sales a year ago. The year-over-year increase in gross margin was driven by higher net sales combined with lower costs of goods sold as a result of both cost savings initiatives and a higher operating rate.

The fourth quarter average MOP selling price, FOB plant, was $295 per tonne, down from $303 per tonne a year ago as a result of a higher percentage of lower priced international sales. The Potash segment’s total sales volumes for the fourth quarter were 2.3 million tonnes, compared to 1.9 million tonnes a year ago.
Potash production was 2.6 million tonnes, or 91 percent of operational capacity, up from 1.7 million tonnes, or 65 percent of operational capacity a year ago, as a result of strong demand and a successful proving run at the Colonsay mine.
Other
SG&A expenses were $91 million for the fourth quarter, flat with last year, with cost saving initiatives and portfolio optimization offset by an expanded business footprint and higher incentive compensation.
The effective tax rate in the quarter was seven percent. The provision for income taxes included tax benefits of $101 million related to the acquisition of the Brazilian distribution business and the tax effects of other notable items. Excluding these tax benefits, the effective tax rate in the quarter was approximately 29 percent.
Financial Guidance
“We are seeing the benefits of the many strategic initiatives we completed last year,” Prokopanko said. “We continue to watch grain and oilseed prices, but we are optimistic heading into 2015. At Mosaic, we’ve taken advantage of the short-term cyclical dips and are well positioned to capitalize on the inevitable upward secular trends.”
Total sales volumes for the Phosphates segment are expected to range from 2.8 to 3.1 million tonnes for the first quarter of 2015, compared to 2.7 million tonnes last year. Mosaic’s realized DAP price, FOB plant, is estimated to range from $440 to $465 per tonne for the first quarter of 2015. The segment gross margin rate in the first quarter is estimated to be in the mid-teens and the operating rate is expected to be in the 80 to 85 percent range.
The Company will provide updated Phosphates guidance reflecting the separation of the phosphate manufacturing and international distribution businesses in March, 2015.
Total sales volumes for the Potash segment are expected to range from 2.0 to 2.3 million tonnes for the first quarter of 2015, compared to 2.4 million tonnes last year. Mosaic’s realized MOP price, FOB plant, for the first quarter of 2015 is estimated to range from $270 to $295 per tonne. Mosaic’s gross margin rate in the segment is expected in the high 30 percent range during the first quarter of 2015, while the operating rate is expected to be in the 85 to 90 percent range in preparation for anticipated strong demand this spring.
For the 2015 full year, Mosaic estimates:

•	SG&A expenses to range from $360 to $380 million, inclusive of costs from the newly acquired distribution business in Brazil and Paraguay.

•	Canadian resource taxes and royalties to range from $215 to $275 million.

•	Brine management costs to be in the range of $180 to $200 million.

•	The effective tax rate to revert to the long-term expected rate of low to mid twenty percent range.

•	Capital expenditures and investments in the range of $1.1 to $1.4 billion.

•	Phosphates sales volumes in the range of 14.5 to 15.0 million tonnes.

•	Potash sales volumes in the range of 8.5 to 9.0 million tonnes.
About The Mosaic Company
The Mosaic Company is one of the world's leading producers and marketers of concentrated phosphate and potash crop nutrients. Mosaic is a single source provider of phosphate and potash fertilizers and feed ingredients for the global agriculture industry. More information on the Company is available at www.mosaicco.com.
Mosaic will conduct a conference call on Wednesday, February 11, 2015, at 9:00 a.m. EST to discuss fourth quarter and full year 2014 earnings results as well as global markets and trends. Presentation slides and a simultaneous webcast of the conference call may be accessed through Mosaic’s website at www.mosaicco.com/investors. This webcast will be available up to one year from the time of the earnings call.

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the Wa’ad Al Shamal Phosphate Company (also known as the Ma’aden joint venture), the acquisition and assumption of certain related liabilities of the Florida phosphate assets of CF Industries, Inc. (“CF”) and Mosaic’s ammonia supply agreements with CF; repurchases of stock; other proposed or pending future transactions or strategic plans and other statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include but are not limited to risks and uncertainties arising from the ability of the Ma’aden joint venture to obtain additional planned funding in acceptable amounts and upon acceptable terms, the future success of current plans for the Ma’aden joint venture and any future changes in those plans; difficulties with realization of the benefits of the transactions with CF, including the risk that the cost or capital savings from the transactions may not be fully realized or may take longer to realize than expected, or the price of natural gas or ammonia changes to a level at which the natural gas based pricing under one of the long term ammonia supply agreements with CF becomes disadvantageous to Mosaic; customer defaults; the effects of Mosaic’s decisions to exit business operations or locations; the predictability and volatility of, and customer expectations about, agriculture, fertilizer, raw material, energy and transportation markets that are subject to competitive and other pressures and economic and credit market conditions; the level of inventories in the distribution channels for crop nutrients; changes in foreign currency and exchange rates; international trade risks and other risks associated with Mosaic’s international operations and those of joint ventures in which Mosaic participates, including the risk that protests against natural resource companies in Peru extend to or impact the Miski Mayo mine; changes in government policy; changes in environmental and other governmental regulation, including greenhouse gas regulation, implementation of numeric water quality standards for the discharge of nutrients into Florida waterways or efforts to reduce the flow of excess nutrients into the Mississippi River basin, the Gulf of Mexico or elsewhere; further developments in judicial or administrative proceedings, or complaints that Mosaic’s operations are adversely impacting nearby farms, business operations or properties; difficulties or delays in receiving, increased costs of or challenges to necessary governmental permits or approvals or increased financial assurance requirements; resolution of global tax audit activity; the effectiveness of Mosaic’s processes for managing its strategic priorities; adverse weather conditions affecting operations in Central Florida, the Mississippi River basin, the Gulf Coast of the United States or Canada, and including potential hurricanes, excess heat, cold, snow, rainfall or drought; actual costs of various items differing from management’s current estimates, including, among others, asset retirement, environmental remediation, reclamation or other environmental regulation, Canadian resources taxes and royalties, the liabilities Mosaic assumed in the Florida phosphate assets acquisition, or the costs of the Ma’aden joint venture, its existing or future funding and Mosaic’s commitments in support of such funding; reduction of Mosaic’s available cash and liquidity, and increased leverage, due to its use of cash and/or available debt capacity to fund share repurchases, financial assurance requirements and strategic investments; brine inflows at Mosaic’s Esterhazy, Saskatchewan, potash mine or other potash shaft mines; other accidents and disruptions involving Mosaic’s operations, including potential mine fires, floods, explosions, seismic events or releases of hazardous or volatile chemicals; and risks associated with cyber security, including reputational loss, as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.
###

For the three months ended December 31, 2014, the Company reported the following notable items which, combined, positively impacted earnings per share by $0.10:

			Amount	Tax effect	EPS impact
Description	Segment	Line item	(in millions)	(in millions)	(per share)
Foreign currency transaction gain	Consolidated	Foreign currency transaction (gain) loss	$(48)	$14	$(0.09)
Unrealized (gain) loss on derivatives	Potash	Cost of goods sold	23	(7)	0.05
Adjustment to assets held for sale	Phosphates	Other operating expenses	10	(3)	0.02
Loss on write-down of Carlsbad	Potash	Carlsbad restructuring expense	59	(24)	0.09
Discrete tax items	Consolidated	Provision for (benefit from) income taxes	—	(76)	(0.20)
Carlsbad insurance proceeds	Potash	Other operating expense	(10)	3	(0.02)
ARO	Phosphates	Other operating expense	22	(6)	0.04
Unrealized (gain) loss on derivatives	Phosphates	Cost of goods sold	7	(2)	0.01
Total Notable Items			$63	$(101)	$(0.10)
For the three months ended December 31, 2013, the Company reported the following notable items which, combined, negatively impacted earnings per share by $0.06:

			Amount	Tax effect	EPS impact
Description	Segment	Line item	(in millions)	(in millions)	(per share)
Change in value of share repurchase agreement	Consolidated	Change in value of share repurchase agreement	$(73)	$—	$(0.17)
Insurance proceeds	Phosphates	Cost of goods sold	(10)	1	(0.02)
Remediation of a pre-combination environmental matter	Phosphates	Non-operating expense	10	(1)	0.02
ARO		Other operating expense	11	(2)	0.02
Fixed asset write-off	Phosphates	Other operating expense	8	(1)	0.02
Foreign currency transaction gain	Consolidated	Foreign currency transaction (gain) loss	(25)	4	(0.05)
Unrealized loss on derivatives	Potash	Cost of goods sold	1	—	—
Unrealized loss on derivatives	Phosphates	Cost of goods sold	2	—	—
Discrete tax items	Consolidated	Income tax expense	—	104	0.24
Total Notable Items			$(76)	$105	$0.06

Condensed Consolidated Statements of Earnings
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Net sales	$2,378.6	$2,181.5	$9,055.8	$9,021.4
Cost of goods sold	1,799.5	1,860.0	7,129.2	7,006.0
Gross margin	579.1	321.5	1,926.6	2,015.4
Selling, general and administrative expenses	91.1	91.2	382.4	393.5
(Gain) loss on assets sold and to be sold	9.7	—	(16.4)	122.8
Carlsbad restructuring expense	58.4	—	125.4	—
Other operating expenses	55.3	51.3	123.4	159.2
Operating earnings	364.6	179.0	1,311.8	1,339.9
(Loss) gain in value of share repurchase agreement	—	73.2	(60.2)	73.2
Interest (expense) income, net	(31.0)	(12.0)	(107.6)	(6.1)
Foreign currency transaction gain (loss)	47.3	25.1	79.1	34.7
Other (expense) income	0.3	(9.4)	(5.8)	(6.6)
Earnings from consolidated companies before income taxes	381.2	255.9	1,217.3	1,435.1
Provision for income taxes	27.0	131.2	184.7	384.6
Earnings from consolidated companies	354.2	124.7	1,032.6	1,050.5
Equity in net earnings (loss) of nonconsolidated companies	7.4	4.9	(2.2)	14.8
Net earnings including noncontrolling interests	361.6	129.6	1,030.4	1,065.3
Less: Net earnings attributable to noncontrolling interests	0.9	0.7	1.8	2.4
Net earnings attributable to Mosaic	$360.7	$128.9	$1,028.6	$1,062.9
Diluted net earnings per share attributable to Mosaic	$0.97	$0.30	$2.68	$2.49
Diluted weighted average number of shares outstanding	372.0	415.5	375.6	424.1

Condensed Consolidated Balance Sheets
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	December 31, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$2,374.6	$5,293.1
Receivables, net	754.4	543.1
Inventories	1,718.3	1,432.9
Deferred income taxes	148.7	129.9
Other current assets	368.2	706.8
Total current assets	5,364.2	8,105.8
Property, plant and equipment, net	9,313.9	8,576.6
Investments in nonconsolidated companies	849.8	576.4
Goodwill	1,806.5	1,794.4
Deferred income taxes	394.4	152.2
Other assets	554.2	348.6
Total assets	$18,283.0	$19,554.0
Liabilities and Equity
Current liabilities:
Short-term debt	$13.5	$22.6
Current maturities of long-term debt	41.0	0.4
Accounts payable	797.3	570.2
Accrued liabilities	726.1	666.3
Contractual share repurchase liability	—	1,985.9
Deferred income taxes	3.7	20.5
Accrued income taxes	18.8	—
Total current liabilities	1,600.4	3,265.9
Long-term debt, less current maturities	3,778.0	3,008.9
Deferred income taxes	984.0	1,031.5
Other noncurrent liabilities	1,200.0	927.1
Equity:
Preferred stock, $0.01 par value, 15,000,000 shares authorized, none issued and outstanding as of December 31, 2014 and 2013	—	—
Class A common stock, $0.01 par value, 194,203,987 shares authorized as of December 31, 2014, 17,176,046 shares issued and outstanding as of December 31, 2014, 254,300,000 shares authorized, 128,759,772 shares issued and 85,839,827 shares outstanding as of December 31, 2013	0.2	1.3
Class B common stock, $0.01 par value, 87,008,602 shares authorized, none issued and outstanding as of December 31, 2014 and 2013	—	—
Common stock, $0.01 par value, 1,000,000,000 shares authorized, 369,987,783 shares issued and 350,364,236 shares outstanding as of December 31, 2014, 352,204,571 shares issued and 340,166,109 shares outstanding as of December 31, 2013	3.5	3.0
Capital in excess of par value	4.2	1.6
Retained earnings	11,168.9	11,182.1
Accumulated other comprehensive income	(473.7)	114.3
Total Mosaic stockholders’ equity	10,703.1	11,302.3
Non-controlling interests	17.5	18.3
Total equity	10,720.6	11,320.6
Total liabilities and equity	$18,283.0	$19,554.0

 Condensed Consolidated Statements of Cash Flows
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013
Cash Flows from Operating Activities:
Net earnings including noncontrolling interests	$361.6	$129.6	$1,030.4	$1,065.3
Adjustments to reconcile net earnings including noncontrolling interests to net cash provided by operating activities:
Depreciation, depletion and amortization	192.7	166.8	750.9	655.6
Deferred income taxes	(56.4)	72.2	(153.8)	277.5
Equity in net loss (earnings) of nonconsolidated companies, net of dividends	(6.4)	(0.6)	4.7	35.7
Accretion expense for asset retirement obligations	12.3	9.1	42.1	35.7
Share-based compensation expense	5.1	8.1	54.3	27.8
Amortization of acquired inventory	—	—	49.0	—
Change in value of share repurchase agreement	—	(73.2)	60.2	(73.2)
(Gain) loss on assets sold and to be sold	9.7	—	(16.4)	122.8
Unrealized loss (gain) on derivatives	40.1	2.3	34.8	6.1
Carlsbad restructuring expense	58.4	—	125.4	—
Other	8.5	48.3	10.9	58.1
Changes in assets and liabilities, net of acquisitions:
Receivables, net	(162.5)	(69.5)	(226.5)	122.1
Inventories, net	(168.0)	65.2	(129.7)	85.5
Other current assets and noncurrent assets	212.8	97.8	429.5	(140.8)
Accounts payable	4.9	(42.2)	277.2	(170.9)
Accrued liabilities	(37.4)	48.7	30.4	(16.4)
Other noncurrent liabilities	(93.6)	40.6	(79.7)	(71.0)
Net cash provided by operating activities	381.8	503.2	2,293.7	2,019.9
Cash Flows from Investing Activities:
Capital expenditures	(251.8)	(352.6)	(929.1)	(1,426.6)
Proceeds from sale of businesses	26.4	—	81.4	—
Acquisition of businesses	(349.6)	—	(1,725.4)	—
Investments in nonconsolidated companies	(2.6)	(17.5)	(154.6)	(173.8)
Other	(8.8)	0.4	(11.4)	5.1
Net cash (used in) investing activities	(586.4)	(369.7)	(2,739.1)	(1,595.3)
Cash Flows from Financing Activities:
Payments of short-term debt	(1.0)	(60.4)	(220.4)	(279.4)
Proceeds from issuance of short-term debt	14.2	57.4	200.2	262.2
Payments of long-term debt	(0.6)	(0.6)	(2.1)	(2.1)
Proceeds from issuance of long-term debt	4.8	1,997.6	812.0	2,001.0
Payment of financing costs	—	(21.7)	—	(21.7)
Realized loss on interest rate swap	—	(21.1)	—	(21.1)
Repurchase of stock	(247.6)	—	(2,755.3)	—
Cash dividends paid	(93.9)	(107.1)	(382.5)	(427.1)
Other	5.6	(2.7)	8.1	3.0
Net cash provided by (used in) financing activities	(318.5)	1,841.4	(2,340.0)	1,514.8
Effect of exchange rate changes on cash	(72.9)	(20.4)	(133.1)	(51.6)
Net change in cash and cash equivalents	(596.0)	1,954.5	(2,918.5)	1,887.8
Cash and cash equivalents - beginning of period	2,970.6	3,338.6	5,293.1	3,405.3
Cash and cash equivalents - end of period	$2,374.6	$5,293.1	$2,374.6	$5,293.1

Potash Gross Margin, Excluding Resource Taxes and Royalties, Calculation

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Sales	$763.1	$651.5	$2,851.6	$2,973.2
Gross margin	303.8	133.8	897.7	1,104.1
Canadian resource taxes	47.7	57.1	168.4	187.0
Canadian royalties	7.9	8.9	26.6	48.2
Gross margin, excluding Canadian resource taxes and royalties (CRT)	$359.4	$199.8	$1,092.7	$1,339.3
Gross margin percentage, excluding CRT	47.1%	30.7%	38.3%	45.0%
The Company has presented above gross margin excluding Canadian resource taxes and royalties (“CRT”) for Potash which is a non-GAAP financial measure. Generally, a non-GAAP financial measure is a supplemental numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Gross margin excluding CRT is not a measure of financial performance under GAAP. Because not all companies use identical calculations, investors should consider that Mosaic’s calculation may not be comparable to other similarly titled measures presented by other companies.
Gross margin excluding CRT provides a measure that the Company believes enhances the reader’s ability to compare the Company’s gross margin with that of other companies which incur CRT expense and classify it in a manner different than the Company in their statement of earnings. Because securities analysts, investors, lenders and others use gross margin excluding CRT, the Company’s management believes that Mosaic’s presentation of gross margin excluding CRT for Potash affords them greater transparency in assessing Mosaic’s financial performance against competitors. Gross margin excluding CRT, should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

Earnings Per Share Calculation

	Three months ended December 31,		Twelve months ended December 31,
	2014	2013	2014	2013
Net earnings attributed to Mosaic	$360.7	$128.9	$1,028.6	$1,062.9
Undistributed earnings attributable to participating securities	—	(3.6)	(22.3)	(7.4)
Numerator for basic and diluted earnings available to common stockholders	$360.7	$125.3	$1,006.3	$1,055.5
Basic weighted average number of shares outstanding	370.2	426.0	382.4	425.9
Shares subject to forward contract	—	(11.8)	(8.3)	(3.0)
Basic weighted average number of shares outstanding attributable to common stockholders	370.2	414.2	374.1	422.9
Dilutive impact of share-based awards	1.8	1.3	1.5	1.2
Diluted weighted average number of shares outstanding	372.0	415.5	375.6	424.1
Basic net earnings per share	$0.97	$0.30	$2.69	$2.50
Diluted net earnings per share	$0.97	$0.30	$2.68	$2.49